Exhibit 99.1
FIRST POTOMAC REALTY REVISES 2010 EARNINGS GUIDANCE TO REFLECT RECENT EQUITY OFFERING
WASHINGTON, DC (November 16, 2010) — First Potomac Realty Trust (NYSE:FPO), a leading owner of office and industrial properties in the Greater Washington D.C. region, today revised its previously issued full-year Core FFO per share guidance to reflect the closing of its recent equity issuance and the application of the net proceeds therefrom. All other assumptions provided with the Company’s previously issued guidance remain unchanged.
The Company revised it Core FFO guidance range for full-year 2010 to $1.18 to $1.20 per diluted share from its previous range of $1.21 to $1.23 per diluted share. The guidance revision reflects the higher average share count resulting from the Company’s 11.5 million share common equity offering, which closed on November 16, 2010, as well as the anticipated reduction in interest expense as a result of a lower average balance on the Company’s revolving credit facility resulting from the application of the net proceeds from the offering. The revised guidance also takes into consideration the Company’s recently completed acquisitions, which are anticipated to have minimal impact on the Company’s 2010 Core FFO per share.
The table below details the changes:

	Expected Ranges

Previous Core FFO/shr guidance	$1.21	$1.23
Previous average share projection	36,500	36,500

Previous estimated Core FFO:	44,165	44,895
Plus: Interest Savings	600	600

Revised estimated Core FFO:	44,765	45,495

Revised average share projection	38,000	38,000
Revised Core FFO/shr guidance (1):	$1.18	$1.20

(1)	The Revised Core FFO per share guidance also takes into consideration the acquisition of 1750 H Street, Aviation Business Park, Battlefield Corporate Center and Redland Corporate Center, which, in the aggregate, are expected to have minimal impact on 2010 Core FFO per share.

Guidance Range for 2010	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.10)	$(0.08)
Real estate depreciation, income (loss) attributable to noncontrolling interests and items excluded from Core FFO per diluted share(1)	1.28	1.28
Core FFO per diluted share	$1.18	$1.20

(1)	Items excluded from Core FFO include acquisition costs, gains on early retirement of debt, contingent consideration and impairment charges incurred through September 30, 2010.
Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint venture. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented. The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.
In addition, the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items, which are excluded from our calculation of Core FFO, include, but are not limited to, gains and losses on the retirement of debt, contingent consideration charges, acquisition costs and impairments to real estate assets. A reconciliation of anticipated net loss to Core FFO is provided above.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms and successfully integrate such acquisitions into the Company’s portfolio; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s expected rates of return on acquisitions and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the Greater Washington, D.C. region. The Company’s portfolio totals over 12 million square feet. The Company’s largest tenant is the U.S. Government, which along with government contractors, accounts for over 20 percent of the Company’s revenue.
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